LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.

255 S. Lake Avenue, Suite 300

Pasadena, CA. 91101

(213) 258-5098 (888) 831-3004

March 20, 2023

John Stewart, Secretary

BLACK UNICORN FACTORY.

5777 West Century Blvd.

Suite 1110-106

Los Angeles, CA. 90045, California.

Re: Securities Qualified under Offering Statement on Form 1-A

Dear Mr. Stewart,

We have acted as special securities counsel to you in connection with your filing of an Offering Statement on Form 1–A (as amended or supplemented, the “Offering Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), regarding the proposed offering of BLACK UNICORN FACTORY., a California corporation (the “Company”) of up to 20,000,000 in tasked based shares of the Company’s Common Stock, of which 50 tasks is equivalent to one (1) share.

For purposes of rendering this opinion, we have examined the Offering Statement, the Company’s Certificate of Incorporation and all Amendments thereto, the Company’s Bylaws, the Exhibits attached to the Offering Statement, and such other documents and matters of law as we have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non- assessable. We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of California, as currently in effect and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our law firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not admit that our law firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,
LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.
/s/: Renee Sanders